Contact:   L3 Technologies, Inc.

                Corporate Communications                                                                            For Immediate Release

                212-697-1111

L3 Announces Third Quarter 2017 Results

•         Net sales increased 6% to $2,646 million

•         Diluted earnings per share (EPS) from continuing operations of $0.29, including a goodwill impairment charge for Vertex Aerospace of $187 million, or $1.67 per diluted share

•         Adjusted diluted EPS from continuing operations(1) of $1.96

•         Net cash from operating activities from continuing operations of $316 million

•         Book-to-bill ratio of 1.18x on funded orders of $3.1 billion

•         Updated 2017 financial guidance

NEW YORK, October 26, 2017 – L3 Technologies, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $0.29  and adjusted diluted EPS from continuing operations of $1.96  for the quarter ended September 29, 2017 (2017 third quarter). Adjusted diluted EPS excludes a previously disclosed goodwill impairment charge of $1.67 per diluted share for Vertex Aerospace. Diluted EPS from continuing operations for the quarter ended September 23, 2016 (2016 third quarter) was $1.88. Net sales of $2,646 million for the 2017 third quarter increased by 6% compared to the 2016 third quarter.

“Our third quarter results demonstrated that we are on a disciplined growth trajectory, with increased orders, sales, book-to-bill ratio and segment operating margins,” said Michael T. Strianese, L3’s Chairman and Chief Executive Officer. “We also achieved organic sales growth, primarily through strong performance in our Electronic and Communication Systems segments. During the quarter, we restructured our businesses in the Aerospace Systems segment, and as a result of the Fort Rucker recompetition loss, we recorded an impairment charge related to the Vertex Aerospace goodwill. We also began to evaluate strategic alternatives for Vertex Aerospace. Looking ahead, we are making good progress on our strategic priorities: improving operating efficiencies, making beneficial acquisitions, and driving topline growth.”

(1)   Adjusted diluted earnings per share from continuing operations is a non-GAAP financial measure.  See Table E for a reconciliation and a discussion of the reasons why the company believes that such presentation provides useful information to investors.

L3 Announces Results for the 2017 Third Quarter Page 2

During the 2017 third quarter the company recorded a goodwill impairment charge of $187 million ($133 million after income taxes), or $1.67 per diluted share related to the decline in the estimated fair value of the Vertex Aerospace reporting unit due to the Fort Rucker Aviation Maintenance and Support contract recompetition loss. The goodwill impairment charge is included in consolidated operating income. Segment operating income represents earnings from the company’s business segments before the goodwill impairment charge. Segment operating income is used by management for purposes of evaluating the operating performance of the company’s business segments.

L3 Consolidated Results

The table below provides L3’s selected financial data.

	Third Quarter Ended				Year-to-Date Ended
(in millions, except per share data)	Sept. 29,	Sept. 23,	Increase/		Sept. 29,	Sept. 23,	Increase/
	2017	2016	(decrease)		2017	2016	(decrease)
Net sales	$2,646	$2,505	6%		$8,047	$7,522	7%
Operating income	$63	$215	(71)%		$628	$714	(12)%
Goodwill impairment charge	187	-	nm		187	-	nm
Segment operating income	$250	$215	16%		$815	714	14%
Operating margin	2.4%	8.6%	(620)	bpts	7.8%	9.5%	(170)	bpts
Segment operating margin	9.4%	8.6%	80	bpts	10.1%	9.5%	60	bpts
Interest expense and other	$(37)	$(35)	6%		$(113)	$(115)	(2)%
Effective income tax rate	-%	16.1%	nm		22.1%	21.7%	40	bpts
Net income from continuing operations attributable to L3	$23	$148	(84)%		$389	$459	(15)%
Adjusted net income from continuing operations
attributable to L3(a)	$156	$148	5%		$522	$459	14%
Diluted earnings per share from continuing operations	$0.29	$1.88	(85)%		$4.88	$5.83	(16)%
Adjusted diluted earnings per share from continuing
operations(a)	$1.96	$1.88	4%		$6.55	$5.83	12%
Diluted weighted average common shares outstanding	79.8	78.8	1%		79.6	78.7	1%

Net cash from operating activities from continuing operations	$316	$210	50%		$667	$586	14%
Less: Capital expenditures, net of dispositions(b)	(54)	(47)	15%		(87)	(111)	(22)%
Free cash flow(c)	$262	$163	61%		$580	$475	22%
___________________
(a) Non-GAAP metric that excludes the goodwill impairment charge for Vertex Aerospace. See Table E for a reconciliation and a discussion of the reasons why the company believes that such information provides useful information to investors.
(b) Results for the 2017 year-to-date period include $64 million of cash proceeds related to the sale of the company's property in San Carlos, California.
(c) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions.  The company also uses free cash flow as a performance measure in evaluating management.

nm = not meaningful

L3 Announces Results for the 2017 Third Quarter Page 3

Third Quarter Results of Operations:  For the 2017 third quarter, consolidated net sales of $2,646 million increased $141 million, or 6%, compared to the 2016 third quarter, including organic sales(2) growth of 4%. Organic sales exclude $56 million of sales increases related to business acquisitions and $17 million of sales declines related to business divestitures. For the 2017 third quarter, organic sales to the U.S. Government increased $82 million, or 4%, to $1,945 million, and organic sales to international and commercial customers increased $20 million, or 3%, to $645 million.

Operating income for the 2017 third quarter decreased by $152 million, or 71%, compared to the 2016 third quarter. Segment operating income for the 2017 third quarter increased by $35 million, or 16%, compared to the 2016 third quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 80 basis points to 9.4% for the 2017 third quarter, compared to 8.6% for the 2016 third quarter. The increase in segment operating margin was driven primarily by improved contract performance, primarily at Communication Systems and a pre-tax charge in Sensor Systems for a settlement of the class action litigation related to EoTech recorded in the 2016 third quarter that did not recur. These increases were partially offset by severance and restructuring costs of $34 million, primarily at Communication Systems and Aerospace Systems. See the reportable segment results for additional discussion of sales and operating margin trends.

The effective tax rate for the 2017 third quarter was approximately 0%, and therefore not meaningful because the company recorded an income tax benefit related to the goodwill impairment charge at Vertex Aerospace. Excluding the goodwill impairment charge and related income tax benefits, the effective tax rate would have increased to 24.9% compared to 16.1% for the 2016 third quarter due to $17 million of tax benefits for the reversal of previously accrued amounts in the 2016 third quarter related to various U.S. Federal, foreign and state tax matters that did not recur.

Diluted EPS from continuing operations was $0.29 for the 2017 third quarter, compared to $1.88 for the 2016 third quarter. Adjusted diluted EPS from continuing operations increased 4% to $1.96. Diluted weighted average common shares outstanding for the 2017 third quarter increased 1% compared to the 2016 third quarter due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price.

Year-to-Date Results of Operations: For the year-to-date period ended September 29, 2017 (2017 year-to-date period), consolidated net sales of $8,047 million increased $525 million, or 7%, compared to the year-to-date period ended September 23, 2016 (2016 year-to-date period). Organic sales increased by $401 million, or 5%, to $7,886 million for the 2017 year-to-date period. Organic sales exclude $162 million of sales increases related to business acquisitions and $38 million of sales declines related to business divestitures. For the 2017 year-to-date period, organic sales to the U.S. Government increased $390 million, or 7%, to $5,877 million, and organic sales to international and commercial customers increased $11 million, or 1%, to $2,009 million.

Due to the calendarization of the company’s fiscal quarter end dates, the 2017 year-to-date period had 2% more business days compared to the 2016 year-to-date period.  The extra days for the 2017 year-to-date period will reverse in the 2017 fourth quarter.

Operating income for the 2017 year-to-date period decreased by $86 million, or 12%, compared to the 2016 year-to-date period. Segment operating income for the 2017 year-to-date period increased by $101 million, or 14%, compared to the 2016 year-to-date period. Segment operating margin increased by 60 basis points to 10.1% for the 2017 year-to-date period, compared to 9.5% for the 2016 year-to-date period. The increase in segment operating margin was primarily driven by a pre-tax charge for a settlement of the class action litigation related to EoTech in the 2016 third quarter that did not recur and lower return allowances related to a voluntary returns program, which ended in the first quarter of 2017, and improved contract performance, primarily for Communication Systems and Sensor Systems. See the reportable segment results for additional discussion of sales and operating margin trends.

(2)   Organic sales represent net sales excluding the sales impact of acquisitions and divestitures.  Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2017 Third Quarter Page 4

The effective tax rate for the 2017 year-to-date period increased to 22.1% from 21.7% for the same period last year. Excluding the goodwill impairment charge and related income tax benefits, the effective tax rate would have increased to 23.8% due to prior year tax benefits of $21 million for the reversal of certain previously accrued amounts related to various U.S. Federal, foreign and state tax matters that did not recur, which were partially offset by a lower effective tax rate on foreign earnings.

Diluted EPS from continuing operations was $4.88 for the 2017 year-to-date period, compared to $5.83 for the 2016 year-to-date period. Adjusted diluted EPS from continuing operations increased 12% to $6.55. Diluted weighted average common shares outstanding for the 2017 year-to-date period increased 1% compared to the 2016 year-to-date period due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price.

Orders:  Funded orders for the 2017 third quarter increased 16% to $3,126 million compared to $2,688 million for the 2016 third quarter.  Funded orders for the 2017 year-to-date period increased 9% to $8,107 million compared to $7,415 million for the 2016 year-to-date period.  The book-to-bill ratio was 1.18x for the 2017 third quarter and 1.01x for the 2017 year-to-date period. Funded backlog increased 1% to $9,021 million at September 29, 2017 compared to $8,896 million at December 31, 2016.

Cash Flow: Net cash from operating activities from continuing operations was $667 million for the 2017 year-to-date period, an increase of $81 million, compared to $586 million for the 2016 year-to-date period.  The increase in net cash from operating activities from continuing operations was driven by higher segment operating income and by less cash used for working capital partially offset by higher income tax payments compared to the 2016 year-to-date period.  Capital expenditures, net of dispositions, were $87 million for the 2017 year-to-date period and included proceeds of $64 million from the sale of the company’s property in San Carlos, California.  The company paid dividends of $178 million during the 2017 year-to-date period compared to $166 million during the 2016 year-to-date period.  Repurchases of the company’s common stock were $91 million during the 2017 year-to-date period, compared to $326 million during the 2016 year-to-date period.

    Reportable Segment Results

The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 29,	Sept. 23,			Sept. 29,	Sept. 23,
($ in millions)	2017	2016	Increase		2017	2016	Increase
Net sales	$715	$635	13%		$2,220	$1,890	17%
Operating income	$103	$88	17%		$299	$256	17%
Operating margin	14.4%	13.9%	50	bpts	13.5%	13.5%	-	bpts

Third Quarter: Electronic Systems net sales for the 2017 third quarter increased by $80 million, or 13%, compared to the 2016 third quarter. Organic sales increased by $51 million, or 8%, compared to the 2016 third quarter. Organic sales exclude $47 million of sales increases related to business acquisitions and $18 million of sales declines related to business divestitures. Organic sales increased by: (1) $38 million for Total Training Solutions primarily due to higher volume on commercial flight simulators, (2) $19 million for Precision Engagement Systems primarily due to increased deliveries of fuzing and ordnance products for the U.S. Army and (3) $13 million for Power & Propulsion primarily due to higher volume for U.S. Navy (USN) power conversion and distribution systems. These increases were partially offset primarily <

L3 Announces Results for the 2017 Third Quarter Page 5

by a $19 million decrease at Security & Detection due to lower deliveries of airport screening devices to the U.S. Transportation Security Administration and international customers.

Electronic Systems operating income for the 2017 third quarter increased by $15 million, or 17%, compared to the 2016 third quarter. Operating margin increased by 50 basis points to 14.4%. Operating margin increased by 110 basis points primarily due to higher sales volume and mix changes at Power & Propulsion Systems and Aviation Products partially offset by 60 basis points primarily due to severance costs of $4 million.

Year-to-Date: Electronic Systems net sales for the 2017 year-to-date period increased by $330 million, or 17%, compared to the 2016 year-to-date period. Organic sales increased by $225 million, or 12%, compared to the 2016 year-to-date period. Organic sales exclude $143 million of sales increases related to business acquisitions and $38 million of sales declines related to business divestitures. Organic sales increased by: (1) $136 million for Total Training Solutions due to higher volume on commercial flight simulators and training systems for the U.S. Air Force (USAF) and deliveries of training systems for the U.S. Army’s Flight School XXI program, (2) $77 million for Precision Engagement Systems primarily due to trends similar to the 2017 third quarter and guidance and control products primarily for the USAF and foreign militaries, (3) $39 million for Power & Propulsion primarily due to trends similar to the 2017 third quarter and higher volume for surface ship bridge system upgrades and guided destroyer modernization program, and (4) $22 million for Aviation Products primarily due to deliveries of aviation recorders and traffic and collision avoidance systems for commercial airline customers. These increases were partially offset by a $49 million decrease at Security & Detection due to trends similar to the 2017 third quarter and timing of deliveries of cargo screening devices to international customers.

Electronic Systems operating income for the 2017 year-to-date period increased by $43 million, or 17%, compared to the 2016 year-to-date period. Operating margin for the 2017 year-to-date period and 2016 year-to-date period was 13.5%. Higher sales volume and mix changes, primarily for Power & Propulsion Systems and Aviation Products increased operating margin by 140 basis points and were offset by lower margins related to acquisitions, higher severance costs of $5 million and lower favorable contract performance adjustments across several business areas.

Aerospace Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 29,	Sept. 23,			Sept. 29,	Sept. 23,
($ in millions)	2017	2016	Increase		2017	2016	Decrease
Net sales	$1,025	$1,012	1%		$3,096	$3,165	(2)%
Operating income	$57	$56	2%		$196	$232	(16)%
Operating margin	5.6%	5.5%	10	bpts	6.3%	7.3%	(100)	bpts

Third Quarter: During the 2017 third quarter, the company restructured Aerospace Systems to streamline operations by consolidating most of the Aircraft Systems sector into the ISR Systems sector, which has been renamed Mission Integration. The company incurred employee severance costs of $15 million in connection with the restructuring.

Aerospace Systems net sales for the 2017 third quarter increased by $13 million, or 1%, compared to the 2016 third quarter. Sales increased $28 million for Vertex Aerospace partially offset by lower sales of $15 million for Mission Integration. Sales increased for Vertex Aerospace primarily due to higher volume on the USAF KC-10 contractor logistics support contract, partially offset by reduced deliveries for UH-1Y aircraft cabin assemblies. Sales decreased for Mission Integration due to lower volume, primarily for the USAF Compass Call aircraft, Australian Defence Force (ADF) C-27J aircraft and small ISR aircraft systems for the U.S. Army. These decreases were partially offset by higher volume for large ISR aircraft systems and small ISR aircraft fleet management services for the DoD.

Aerospace Systems operating income for the 2017 third quarter remained substantially the same as the 2016 third quarter. Operating margin increased by 10 basis points to 5.6%. Operating margin increased 140 basis points due to improved contract performance primarily at Mission Integration and increased sales volume and mix changes for Vertex Aerospace. These increases were partially offset by 130 basis points primarily due to severance costs of $15 million.

L3 Announces Results for the 2017 Third Quarter Page 6

Year-to-Date: Aerospace Systems net sales for the 2017 year-to-date period decreased by $69 million, or 2%, compared to the 2016 year-to-date period. Sales decreased $128 million for Mission Integration partially offset by higher sales of $59 million for Vertex Aerospace. Sales decreased for Mission Integration due to trends similar to the 2017 third quarter and due to the procurement and delivery of two business jets to a foreign military customer in the 2016 second quarter that did not recur. Sales increased for Vertex Aerospace due to trends similar to the 2017 third quarter.

Aerospace Systems operating income for the 2017 year-to-date period decreased by $36 million, or 16%, compared to the 2016 year-to-date period. Operating margin decreased by 100 basis points to 6.3%. Operating margin decreased by: (1) 60 basis points due to severance costs of $15 million and (2) 40 basis points primarily due to lower favorable contract performance adjustments during the 2017 year-to-date period compared to 2016 year-to-date period.

Communication Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 29,	Sept. 23,	Increase/		Sept. 29,	Sept. 23,
($ in millions)	2017	2016	(decrease)		2017	2016	Increase
Net sales	$540	$504	7%		$1,626	$1,470	11%
Operating income	$42	$40	5%		$170	$143	19%
Operating margin	7.8%	7.9%	(10)	bpts	10.5%	9.7%	80	bpts

Third Quarter: Communication Systems net sales for the 2017 third quarter increased by $36 million, or 7%, compared to the 2016 third quarter. The increase was primarily driven by Broadband Communication Systems due to increased deliveries of secure networked communication systems primarily for the U.S. Department of Defense (DoD).

Communication Systems operating income for the 2017 third quarter increased by $2 million, or 5%, compared to the 2016 third quarter. Operating margin decreased by 10 basis points to 7.8%. Severance and restructuring costs of $15 million primarily related to the EDD/ETI Traveling Wave Tube (TWT) businesses consolidation decreased operating margin by 280 basis points. Sales mix changes partially offset by improved contract performance, primarily in Space & Power Systems and Broadband Communication Systems increased operating margin by 270 basis points.

Year-to-Date: Communication Systems net sales for the 2017 year-to-date period increased by $156 million, or 11%, compared to the 2016 year-to-date period due to trends similar to the 2017 third quarter.

Communication Systems operating income for the 2017 year-to-date period increased by $27 million, or 19%, compared to the 2016 year-to-date period. Operating margin increased by 80 basis points to 10.5%. Consolidation activities related to the EDD/ETI TWT businesses increased operating margin by 80 basis points consisting of: (1) an increase in operating margin of 260 basis points related to a pre-tax gain of $42 million on the sale of the company’s property in San Carlos, California, in the second quarter of 2017 and (2) a decrease in operating margin of 180 basis points related to severance and restructuring costs of $30 million.

L3 Announces Results for the 2017 Third Quarter Page 7

Sensor Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 29,	Sept. 23,			Sept. 29,	Sept. 23,
($ in millions)	2017	2016	Increase		2017	2016	Increase
Net sales	$366	$354	3%		$1,105	$997	11%
Operating income	$48	$31	55%		$150	$83	81%
Operating margin	13.1%	8.8%	430	bpts	13.6%	8.3%	530	bpts

Third Quarter: Sensor Systems net sales for the 2017 third quarter increased by $12 million, or 3%, compared to the 2016 third quarter. Organic sales increased by $3 million, or 1%, compared to the 2016 third quarter. Organic sales exclude $9 million of sales increases related to business acquisitions. Organic sales increased by $15 million due to higher volume for space electronics products and $7 million due to higher deliveries of night vision equipment primarily to the ADF. These increases were offset by $19 million of lower deliveries of airborne turret systems primarily to foreign militaries.

Sensor Systems operating income for the 2017 third quarter increased by $17 million, or 55%, compared to the 2016 third quarter. Operating margin increased by 430 basis points to 13.1% primarily due to a $14 million pre-tax charge for a settlement of the class action litigation related to EoTech recorded in the 2016 third quarter that did not recur.

Year-to-Date: Sensor Systems net sales for the 2017 year-to-date period increased by $108 million, or 11%, compared to the 2016 year-to-date period. Organic sales increased by $91 million, or 9%, compared to the 2016 year-to-date period. Organic sales exclude $17 million of sales increases related to business acquisitions. Organic sales increased primarily due to increased task order volume on U.S. Government contracts, higher volume for space electronics products and increased deliveries of airborne turret systems to the USAF and foreign militaries.

Sensor Systems operating income for the 2017 year-to-date period increased by  $67 million, or 81%, compared to the 2016 year-to-date period. Operating margin increased by 530 basis points to 13.6%. Operating margin increased by: (1) 230 basis points due to a pre-tax charge for a settlement of the class action litigation related to EoTech in the 2016 third quarter that did not recur and lower return allowances related to a voluntary returns program, which ended in the first quarter of 2017, (2) 170 basis points primarily for improved contract performance at Maritime Sensor Systems and (3) 130 basis points primarily due to higher sales volume and mix changes primarily airborne turret systems.

L3 Announces Results for the 2017 Third Quarter Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2017 that was previously provided on July 27, 2017, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 9. The company undertakes no duty to update its guidance.

Consolidated 2017 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(July 27, 2017)
Net sales	$10,800 to $11,000	$10,800 to $11,000
Segment operating margin(1)	10.3%	10.3%
Interest expense and other(2)	$154	$158
Effective tax rate(1)	24.9%	25.8%
Minority interest expense(3)	$17	$17
Diluted shares	80	80
Diluted EPS	$7.13 to $7.23	$8.65 to $8.85
Adjusted diluted EPS(1)	$8.80 to $8.90	NA
Net cash from operating activities	$1,030	$1,030
Capital expenditures, net of dispositions of property, plant and equipment	(155)	(155)
Free cash flow	$875	$875
___________________
(1) Excludes the goodwill impairment charge of $187 million ($133 million after income taxes), or $1.67 per diluted share, for Vertex Aerospace.
(2) Interest expense and other is comprised of: (i) interest expense of $172 million and (ii) interest and other income, net, of $18 million.
(3) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.
NA = Not Applicable

Segment 2017 Financial Guidance
($ in millions)

	Current Guidance	Prior Guidance (July 27, 2017)
Net Sales:
Electronic Systems	$3,000 to $3,100	$3,000 to $3,100
Aerospace Systems	$4,050 to $4,150	$4,050 to $4,150
Communication Systems	$2,125 to $2,225	$2,125 to $2,225
Sensor Systems	$1,525 to $1,625	$1,525 to $1,625

Operating Margin:
Electronic Systems	13.3% to 13.5%	13.2% to 13.4%
Aerospace Systems	6.4% to 6.6%	6.9% to 7.1%
Communication Systems	10.6% to 10.8%	10.6% to 10.8%
Sensor Systems	13.3% to 13.5%	12.7% to 12.9%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in Electronic Systems and Sensor Systems operating margins primarily due to improved contract performance;

•         A decrease in Aerospace Systems operating margin primarily due to severance costs incurred in the 2017 third quarter; and

L3 Announces Results for the 2017 Third Quarter Page 9

•         A decrease in the effective tax rate primarily due to an increase in tax benefits related to share-based compensation awards.

The current guidance for 2017 excludes: (i) the Vertex Aerospace and any potential goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2017 third quarter results and the 2017 financial guidance is available on the company’s website at www.L3T.com.

Conference Call

In conjunction with this release, L3 will host a conference call today, Thursday, October 26, 2017, at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, Chairman and Chief Executive Officer, Christopher E. Kubasik, President and Chief Operating Officer, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com

Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software.  The archived version of the call may be accessed at the site or by dialing (800) 585-8367/passcode: 96590595 (for domestic callers) or (404) 537-3406/passcode: 96590595 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.

To learn more about L3, please visit the company’s website at www.L3T.com.  L3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2017 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of

L3 Announces Results for the 2017 Third Quarter Page 10

our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2016 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

				Table A

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended(a)
	Sept. 29,	Sept. 23,	Sept. 29,	Sept. 23,
	2017	2016	2017	2016
Net sales	$2,646	$2,505	$8,047	$7,522
Cost of sales	(2,396)	(2,290)	(7,232)	(6,808)
Goodwill impairment charge(b)	(187)	-	(187)	-
Operating income	63	215	628	714
Interest expense	(43)	(41)	(128)	(125)
Interest and other income, net	6	6	15	15
Debt retirement charge	-	-	-	(5)
Income from continuing operations before income taxes	26	180	515	599
Provision for income taxes	-	(29)	(114)	(130)
Income from continuing operations	26	151	401	469
(Loss) income from discontinued operations, net of income tax(c)	(1)	-	(1)	63
Net income	25	151	400	532
Net income from continuing operations attributable to noncontrolling interests	(3)	(3)	(12)	(10)
Net income attributable to L3	$22	$148	$388	$522

Basic earnings (loss) per share attributable to L3’s common shareholders:
Continuing operations	$0.29	$1.91	$4.98	$5.93
Discontinued operations	(0.01)	-	(0.01)	0.81
Basic earnings per share	$0.28	$1.91	$4.97	$6.74

Diluted earnings (loss) per share attributable to L3's common shareholders:
Continuing operations	$0.29	$1.88	$4.88	$5.83
Discontinued operations	(0.01)	-	(0.01)	0.80
Diluted earnings per share	$0.28	$1.88	$4.87	$6.63

L3’s weighted average common shares outstanding:
Basic	78.2	77.3	78.0	77.4
Diluted	79.8	78.8	79.6	78.7
______________________
(a)

It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter.  The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention.  The company closes its annual books on December 31 regardless of what day it falls on.

(b)	The goodwill impairment charge for the 2017 third quarter and 2017 year-to-date period represents a goodwill impairment charge related to the Vertex Aerospace reporting unit.
(c)

(Loss) income from discontinued operations, net of income taxes includes an after-tax gain of $64 million on the sale of the National Security Solutions (NSS) business recognized during the 2016 year-to-date period and $1 million of trailing expenses related to the sale of NSS incurred during the 2017 third quarter.

				Table B

L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 29,	Sept. 23,	Sept. 29,	Sept. 23,
	2017	2016	2017	2016
Segment operating data

Net sales:
Electronic Systems	$715	$635	$2,220	$1,890
Aerospace Systems	1,025	1,012	3,096	3,165
Communication Systems	540	504	1,626	1,470
Sensor Systems	366	354	1,105	997
Total	$2,646	$2,505	$8,047	$7,522

Operating income:
Electronic Systems	$103	$88	$299	$256
Aerospace Systems	57	56	196	232
Communication Systems	42	40	170	143
Sensor Systems	48	31	150	83
Total	$250	$215	$815	$714

Operating margin:
Electronic Systems	14.4%	13.9%	13.5%	13.5%
Aerospace Systems	5.6%	5.5%	6.3%	7.3%
Communication Systems	7.8%	7.9%	10.5%	9.7%
Sensor Systems	13.1%	8.8%	13.6%	8.3%
Total	9.4%	8.6%	10.1%	9.5%

Depreciation and amortization:
Electronic Systems	$19	$15	$54	$45
Aerospace Systems	15	13	42	40
Communication Systems	12	12	36	35
Sensor Systems	10	11	33	33
Total	$56	$51	$165	$153

Funded order data
Electronic Systems	$802	$910	$2,409	$2,134
Aerospace Systems	1,009	821	2,531	2,738
Communication Systems	685	490	1,655	1,414
Sensor Systems	630	467	1,512	1,129
Total	$3,126	$2,688	$8,107	$7,415

			Sept. 29,	Dec. 31,
			2017	2016
Period end data
Funded backlog			$9,021	$8,896
		Table C

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Sept. 29,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$439	$363
Billed receivables, net	776	731
Contracts in process	2,273	2,055
Inventories	392	330
Other current assets	219	218
Total current assets	4,099	3,697
Property, plant and equipment, net	1,145	1,121
Goodwill	6,652	6,560
Identifiable intangible assets	299	238
Other assets	273	249
Total assets	$12,468	$11,865

LIABILITIES AND EQUITY

Accounts payable, trade	$425	$299
Accrued employment costs	535	516
Accrued expenses	438	375
Advance payments and billings in excess of costs incurred	493	492
Income taxes payable	26	22
Other current liabilities	366	431
Total current liabilities	2,283	2,135
Pension and postretirement benefits	1,143	1,177
Deferred income taxes	259	236
Other liabilities	385	368
Long-term debt	3,329	3,325
Total liabilities	7,399	7,241
Shareholders’ equity	4,999	4,553
Noncontrolling interests	70	71
Total equity	5,069	4,624
Total liabilities and equity	$12,468	$11,865
		Table D
	L3 TECHNOLOGIES, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	Year-to-Date Ended
	Sept. 29,	Sept. 23,
	2017	2016
Operating activities
Net income	$400	$532
Less: (Loss) income from discontinued operations, net of tax	1	(63)
Income from continuing operations	401	469
Depreciation of property, plant and equipment	128	121
Amortization of intangibles and other assets	37	32
Deferred income tax (benefit) provision	(15)	48
Stock-based employee compensation expense	43	34
Contributions to employee savings plans in common stock	96	92
Goodwill impairment charge	187	-
Amortization of pension and postretirement benefit plans net loss and prior service cost	43	37
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	4	6
Gain on sale of property, plant and equipment	(42)	(6)
Other non-cash items	3	21
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(29)	(69)
Contracts in process	(183)	(193)
Inventories	(72)	(31)
Other assets	(6)	21
Accounts payable, trade	112	130
Accrued employment costs	4	8
Accrued expenses	64	3
Advance payments and billings in excess of costs incurred	(11)	(102)
Income taxes	13	-
Other current liabilities	(80)	(3)
Pension and postretirement benefits	(32)	(19)
All other operating activities	2	(13)
Net cash from operating activities from continuing operations	667	586
Investing activities
Business acquisitions, net of cash acquired	(291)	(27)
Proceeds from the sale of businesses, net of closing date cash balances	18	561
Capital expenditures	(154)	(126)
Dispositions of property, plant and equipment	67	15
Other investing activities	(6)	7
Net cash (used in) from investing activities from continuing operations	(366)	430
Financing activities
Borrowings under revolving credit facility	1,265	335
Repayments of borrowings under revolving credit facility	(1,265)	(335)
Redemption of senior notes	-	(305)
Common stock repurchased	(91)	(326)
Dividends paid	(178)	(166)
Proceeds from exercise of stock options	36	49
Proceeds from employee stock purchase plan	24	23
Repurchases of common stock to satisfy tax withholding obligations	(18)	(20)
Other financing activities	(12)	(8)
Net cash used in financing activities from continuing operations	(239)	(753)
Effect of foreign currency exchange rate changes on cash and cash equivalents	16	(3)
Net cash used in operating activities from discontinued operations:	(2)	(56)
Net increase in cash and cash equivalents	76	204
Cash and cash equivalents, beginning of the period	363	207
Cash and cash equivalents, end of the period	$439	$411

				Table E

	L3 TECHNOLOGIES, INC.
	NON-GAAP FINANCIAL MEASURES
	(in millions, except per share amounts)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 29,	Sept. 23,	Sept. 29,	Sept. 23,
	2017	2016	2017	2016
Diluted EPS from continuing operations attributable to L3's	$0.29	$1.88	$4.88	$5.83
common stockholders
EPS impact of goodwill impairment charge(1)	1.67	-	1.67	-
Adjusted diluted EPS from continuing operations(2)	$1.96	$1.88	$6.55	$5.83

Net income from continuing operations attributable to L3	$23	$148	$389	$459
Goodwill impairment charge(1)	133	-	133	-
Adjusted net income from continuing operations attributable to L3(2)	$156	$148	$522	$459

______________________
(1) Goodwill impairment charge	$(187)		$(187)
Tax benefit	54		54
After-tax impact	(133)		(133)
Diluted weighted average common shares outstanding	79.8		79.6
Per share impact(3)	$(1.67)		$(1.67)

(2)

Adjusted diluted EPS is diluted EPS attributable to L3's common stockholders, excluding the goodwill impairment charge related to Vertex Aerospace. Adjusted net income attributable to L3 is net income attributable to L3, excluding the goodwill impairment charge related to Vertex Aerospace. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the goodwill impairment charge affects the comparability of the results of operations for 2017 to the results of operations for 2016. The company also believes that disclosing net income and diluted EPS excluding the goodwill impairment charge will allow investors to more easily compare the 2017 results to the 2016 results. However, these measures may not be defined or calculated by other companies in the same manner.

(3)	Amounts may not calculate directly due to rounding.